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                                                                      EXHIBIT 11


                                MID OCEAN LIMITED

                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
          (Thousands of US Dollars except share and per share amounts)



                                                 QUARTER ENDED                     NINE MONTHS ENDED
                                        JULY 31, 1997     JULY 31, 1996     JULY 31, 1997     JULY 31, 1996
Net Income                               $    65,512       $    46,217       $   180,430       $   105,004
                                         ===========       ===========       ===========       ===========

Weighted average ordinary
shares outstanding                        37,823,982        34,302,783        37,214,550        34,491,918

Common share equivalents
associated with options                      325,738         2,384,014           320,222         2,353,655
                                         -----------       -----------       -----------       -----------

Ordinary shares and ordinary share
equivalents outstanding                   38,149,720        36,686,797        37,734,772        36,845,573
                                         ===========       ===========       ===========       ===========

Earnings per ordinary share
and ordinary share equivalent            $      1.72       $      1.26       $      4.81       $      4.21
                                         ===========       ===========       ===========       ===========

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